Exhibit 99.1

FOR IMMEDIATE RELEASE

MERUELO MADDUX ANNOUNCES 2006 FOURTH QUARTER AND FULL YEAR RESULTS

LOS ANGELES, CA — April 2, 2007— Meruelo Maddux Properties, Inc. (NASDAQ: MMPI), a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties, today announced results for the fourth quarter and full year ended December 31, 2006. Subsequent to the end of the quarterly reporting period, the Company successfully completed its initial public offering (IPO) on January 30, 2007, selling 40 million shares of common stock. On February 14, 2007, the underwriters exercised their option to purchase an additional 5.55 million shares of common stock. Including the shares issued in the over-allotment option, the Company raised approximately $425.7 million in proceeds in the IPO, after the underwriting discount but before expenses related to the offering.

Recent Highlights

•	Predecessor business generated 2006 total revenue of $23.5 million, a 30.9% increase over 2005.

•

Completed the acquisition of three commercial properties, adding 289,311 square feet to portfolio during the 2007 first quarter. Three additional acquisitions expanded current projects by 90,757 square feet of current building area on approximately two acres of developable land.

•	Continued solid progress in development activities for key Union Lofts and 717 9th Street projects in downtown Los Angeles, which remain on-schedule and on-budget.

“These are exciting times for MerueloMaddux,” said Richard Meruelo, Chairman and Chief Executive Officer of MerueloMaddux. “The successful completion of our IPO provides us with the financial flexibility to take advantage of tremendous opportunities in the Southern California real estate market, particularly in the downtown Los Angeles area. Following three recent acquisitions, we now have 34 properties under development to complement our operating portfolio of 20 developed projects. We are pleased with the recent progress of our development activities on several important residential projects, which are proceeding as expected.”

761 Terminal Street, Building 1, 2nd Floor Los Angeles, California 90021 tel. 213. 291. 2800 fax 213. 627. 5979 www.meruelomaddux.com

Financial and Operating Results

Results from operations described herein relate to the combined financial statements of the Company’s predecessor business. As such, these results should not be used to evaluate or forecast future results after the Company’s IPO.

For the three months ended December 31, 2006, total revenue increased 31.7% to $6.7 million compared to $5.1 million in the same period in 2005. The increase was primarily attributable to higher rental income generated by several rental income properties. Total expenses increased to $13.8 million from $8.6 million in the fourth quarter of 2005. The increase is primarily due to higher interest expense resulting from higher debt levels on more properties and an increase in the effective interest rate on certain financings along with higher rental expense, depreciation and amortization and general and administrative expense associated with the additional rental properties. Net loss was $(6.4) million for the three months ended December 31, 2006 compared to a net loss of $(2.6) million for the corresponding period in 2005.

For the twelve months ended December 31, 2006, total revenue increased 30.9% to $23.5 million compared to $17.9 million in the same period in 2005. The increase is primarily due to higher rental income attributable to having a full year of rental income from several rental properties that commenced operations during 2005 along with rental income for parts of 2006 from projects that were completed during the year. Total expenses increased to $45.5 million from $30.9 million for the full year 2005. The increase is primarily due to higher interest expense resulting from higher debt levels on more properties and an increase in the effective interest rate on certain financings along with higher rental expense, depreciation and amortization and general and administrative expense associated with the additional rental properties. Net loss was $(17.1) million for the twelve months ended December 31, 2006 compared to a net loss of $(10.0) million for the corresponding period in 2005.

Operating Portfolio

As of December 31, 2006, the Company owned interests in 19 projects that have been developed totaling approximately 1.6 million square feet. These include projects in the food industry, wholesale, small tenant and residential markets. The owned gross leasable area in the Company’s operating portfolio was 91.1% leased at December 31, 2006.

Development Activities

As of December 31, 2006, the Company owned interests in, or had rights to acquire, 34 properties under development that are expected to total approximately 3.65 million square feet of commercial space and approximately 6,120 residential units, which the Company intends to own and operate upon completion of the developments.

Following the completion of its IPO in January 2007, the Company completed three acquisitions that included Washington Produce Market, 801 East 7th Street, and 2000 San Fernando Road for a total cost of $36,556,370. Combined these projects total 289,311 square feet of commercial/industrial space. Three additional acquisitions expanded the project sizes of 905 E. 8th Street, Crown Commerce Center and Center Village properties by a total of 90,757 square feet of existing building area and 86,490 square feet of land.

761 Terminal Street, Building 1, 2nd Floor Los Angeles, California 90021 tel. 213. 291. 2800 fax 213. 627. 5979 www.meruelomaddux.com

In addition to its acquisitions, Meruelo Maddux expects the completion of its 92-unit Union Lofts project to be completed on-budget and to begin generating rental income during the third quarter of 2007. Our project planning and pre-development efforts for our development pipeline continues to move forward. The continuing growth of the downtown Los Angeles residential market, as well as the strength of downtown’s commercial/industrial markets has attracted considerable press attention, some of which can be seen on our web site under the web page “Market Perspectives.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss MerueloMaddux’s 2006 fourth quarter and full year financial results will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. Interested participants and investors may access the teleconference call by dialing 800-257-1927 (domestic) or 303-262-2200 (international). There will also be a live webcast of the call available on the Investor Relations section of MerueloMaddux’s web site at www.meruelomaddux.com. Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

MerueloMaddux’s management team will discuss the Company’s financial results, business highlights and outlook. After the live webcast, a replay will remain available in the Investor Relations section of MerueloMaddux’s web site. A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through April 13, 2007; the conference pass code is 11087436.

About Meruelo Maddux Properties

MerueloMaddux Properties is a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties in downtown Los Angeles and other densely populated urban areas in California that are undergoing demographic or economic changes. MerueloMaddux Properties is committed to socially responsible investment. Through its predecessor business, MerueloMaddux Properties has been investing in urban real estate since 1972.

Safe Harbor

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release include, among others, statements about the real estate market in the greater Los Angeles area, acquisition activity, project development or redevelopment schedules and budgets and financings. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect

761 Terminal Street, Building 1, 2nd Floor Los Angeles, California 90021 tel. 213. 291. 2800 fax 213. 627. 5979 www.meruelomaddux.com actual results, performances or achievements. Our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements: (i) the general volatility of the capital markets, (ii) changes in our business and investment strategy, (iii) availability, terms and deployment of capital, (iv) perception of the commercial and residential subsegments of the real estate industry, (v) changes in supply and demand dynamics within the commercial and residential subsegments of the real estate industry, (vi) availability of qualified personnel, (vii) change in costs associated with development or redevelopment and repositioning of projects, (viii) changes in interest rates, (ix) changes in applicable laws and regulations (including land use entitlement processes), (x) changes in political climates that may affect our proposed development and redevelopment projects, (xi) state of the general economy and the greater Los Angeles economy in which our projects are located, and (xii) the degree and nature of our competition. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact: Michael Bustamante Corporate Communications 213.291.2800 (Office)	Investors/Analysts: Erin Cox Investor Relations 310.854.8319

-Financial Tables to Follow-

761 Terminal Street, Building 1, 2nd Floor Los Angeles, California 90021 tel. 213. 291. 2800 fax 213. 627. 5979 www.meruelomaddux.com

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Cash	$2,380,945	$9,494,993
Restricted cash	2,326,961	1,223,733
Accounts receivable	2,103,475	1,669,118
Notes receivable from affiliates	—	—
Rental properties, net	216,972,297	158,867,898
Real estate held for development	277,836,876	248,780,932
Due from affiliates, net	1,229,075	—
Other assets, net	6,435,997	7,315,660

Total assets	$508,056,551	$427,352,334

Liabilities and member’s equity
Accounts payable	$7,080,651	$1,772,363
Accrued expenses and other liabilities	49,163,555	15,755,118
Due to affiliates, net	4,226,834	1,064,502
Notes payable secured by real estate	342,643,062	281,141,298
Note payable to CalPERS	150,000,000	150,000,000

Total liabilities	553,114,102	449,733,281
Minority interests	—	—
Commitments and contingencies
Common stock	4,000	4,000
Additional paid in capital	11,662,594	11,662,594
Affiliate notes receivable	(24,672,856)	(19,059,061)
Retained earnings (deficit)	(32,051,289)	(14,988,480)

Total owners’ equity (deficit)	(45,057,551)	(22,380,947)

Total liabilities and owners’ equity	$508,056,551	$427,352,334

761 Terminal Street, Building 1, 2nd Floor Los Angeles, California 90021 tel. 213. 291. 2800 fax 213. 627. 5979 www.meruelomaddux.com

COMBINED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenue:
Rental income	$6,336,606	$4,570,011	$22,421,689	$16,525,986
Management fees	37,500	386,500	285,200	602,200
Other income	355,905	155,025	751,010	792,982

	6,730,011	5,111,536	23,457,899	17,921,168
Expenses:
Rental expenses	3,723,541	2,441,496	10,103,719	7,673,683
Interest expense	6,660,730	3,778,017	24,243,283	15,831,556
Depreciation and amortization	1,396,834	952,641	5,071,673	3,161,551
General and administrative	2,046,089	1,452,113	6,045,106	4,221,711

	13,827,194	8,624,267	45,463,781	30,888,501

Operating (loss) income	(7,097,183)	(3,512,731)	(22,005,882)	(12,967,333)
Interest income	669,779	906,417	3,614,317	2,942,213
Gain on sale of real estate	—	—	1,328,755

Net income (loss)	$(6,427,404)	$(2,606,314)	$(17,062,810)	$(10,025,120)

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761 Terminal Street, Building 1, 2nd Floor Los Angeles, California 90021 tel. 213. 291. 2800 fax 213. 627. 5979 www.meruelomaddux.com